                                                                     Exhibit 7.1


                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
64k Incorporated

We have audited the accompanying balance sheet of 64k Incorporated (a company in the development stage) as of May 31, 1997, and the related statements of operations, stockholders' deficit and cash flows for the year ended May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 64k Incorporated (a company in the development stage) as of May 31, 1997, and the results of its operations and its cash flows for the year ended May 31, 1997, in conformity with generally accepted accounting principles.

                                            Coopers & Lybrand L.L.P.



San Jose, California
June 25, 1997

                                64K INCORPORATED
                      (a company in the development stage)

                           BALANCE SHEET, May 31, 1997

                                     -------


                                     ASSETS

Current assets:
   Cash and cash equivalents                                           $  72,054
   Prepaid expenses and other current assets                               4,236
                                                                       ---------

         Total current assets                                             76,290

Property and equipment, net                                               43,508
                                                                       ---------

           Total assets                                                $ 119,798
                                                                       =========

                                   LIABILITIES

Current liabilities:
   Accounts payable                                                    $   1,990
   Accrued liabilities                                                    35,144
                                                                       ---------
         Total current liabilities                                        37,134
                                                                       ---------


       MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

   Authorized:  5,000,000 shares
   Series A preferred stock:
     Authorized:  590,000 shares
     Issued and outstanding:  344,828 shares                             470,561
                                                                       ---------
     (Liquidation value: $500,000)

                      STOCKHOLDERS' DEFICIT

Common stock, no par value:
   Authorized:  10,000,000 shares
   Issued and outstanding:  2,409,639 shares                             255,844

Notes receivable from stockholders                                       (19,277)
Deferred compensation                                                   (192,960)
Deficit accumulated during the development stage                        (431,504)
                                                                       ---------

         Total stockholders' deficit                                    (387,897)
                                                                       ---------

           Total liabilities, mandatorily redeemable convertible
              preferred stock and stockholders' deficit                $ 119,798
                                                                       =========

                                64k INCORPORATED
                      (a company in the development stage)

                             STATEMENT OF OPERATIONS
                         for the year ended May 31, 1997

                                     -------



Costs and expenses:
   Research and development                       $   284,670
   General and administrative                         149,388
                                                  -----------

         Operating loss                              (434,058)

Interest income                                         2,554
                                                  -----------

           Net loss                               $  (431,504)
                                                  ===========

Net loss per share                                $     (0.19)
                                                  ===========

Shares used in computing net loss per share         2,264,465
                                                  ===========

                                64K INCORPORATED
                      (a company in the development stage)

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                         for the year ended May 31, 1997

                                      -----

                                                                                                         DEFICIT
                                                      COMMON STOCK            NOTES                    ACCUMULATED
                                                                           RECEIVABLE                  DURING THE      TOTAL
                                                  ----------------------      FROM         DEFERRED    DEVELOPMENT  STOCKHOLDERS'
                                                   SHARES      AMOUNT      STOCKHOLDERS  COMPENSATION     STAGE       DEFICIT
                                                  ---------- -----------  ------------  -------------  ------------  ------------
Issuance of common stock at $0.01 per share in
   May 1996 for cash                               2,000,000  $  20,000                                               $   20,000

Issuance of common stock at $0.01 per share in
   October 1996, for notes receivable                409,639      4,096    $  (4,096)

Repurchase of common stock at $0.01 per share in
   April 1997 by cancellation of notes receivable   (168,675)    (1,687)       1,687

Issuance of common stock at $0.10 per share in
   April 1997 for notes receivable                   168,675     16,868      (16,868)

Deferred compensation related to issuance of
   common stock                                                 216,567                  $  (216,567)

Amortization of deferred compensation                                                         23,607                      23,607

Net loss                                                                                               $ (431,504)      (431,504)
                                                   ---------  ---------    ---------     -----------   ----------     ----------
Balance, May 31, 1997                              2,409,639  $ 255,844    $ (19,277)    $  (192,960)  $ (431,504)    $ (387,897)
                                                   =========  =========    =========     ===========   ==========     ==========

                                64k INCORPORATED
                      (a company in the development stage)

                             STATEMENT OF CASH FLOWS
                         for the year ended May 31, 1997

                                     -------

Cash flows from operating activities:
   Net loss                                                       $(431,504)
   Adjustment to reconcile net loss to net cash used in
      operating activities:
     Depreciation                                                     7,747
     Amortization of deferred compensation                           23,607
     Changes in operating assets and liabilities:
       Prepaid expenses and other current assets                     (4,236)
       Accounts payable and accrued liabilities                      37,134
                                                                  ---------
         Net cash used in operating activities                     (367,252)
                                                                  ---------

Cash flows used in investing activities:
   Purchases of property and equipment                              (51,255)
                                                                  ---------

Cash flows from financing activities:
   Proceeds from issuance of preferred stock, net of
      issuance costs                                                470,561
   Proceeds from issuance of common stock                            20,000
                                                                  ---------
         Net cash provided by financing activities                  490,561
                                                                  ---------

Net increase in cash and cash equivalents                            72,054

Cash and cash equivalents, beginning of period                          -
                                                                  ---------
Cash and cash equivalents, end of period                          $  72,054
                                                                  =========

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
   Issuance of common stock for notes receivable                  $  20,964
                                                                  =========

   Repurchase of common stock through cancellation of notes
      receivable                                                  $  (1,687)
                                                                  =========

   Deferred compensation relating to issuance of common
      stock                                                       $ 216,567
                                                                  =========

 1.  Formation and Business of the Company:

     64k Incorporated (the Company) was incorporated on May 7, 1996 to develop search engine technology for indexing and searching structured data. The Company is in the development stage and since its inception has been primarily engaged in initial product development and raising capital.

     For purposes of simplification, these financial statements utilize June 1, 1996 as the date of inception as there was no financial activity between May 7, 1996 and May 31, 1996.

     The lack of financial resources of the Company raises questions about the ability of the Company to continue as a going concern. However, Verity, Inc., the acquiring Company (as discussed in Note 7), has committed to provide additional financing and other means of support, if needed, to enable the Company to continue operations through at least August 1998.


 2.  Summary of Significant Accounting Policies:

        USE OF ESTIMATES:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        CASH AND CASH EQUIVALENTS:

        The Company considers all highly liquid investments purchased with original or remaining maturities of three months or less at the date of purchase to be cash equivalents.

        PROPERTY AND EQUIPMENT:

        Property and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful life of the related assets, generally three years. Gains and losses upon asset disposal are taken into income in the year of disposition.

                                   Continued

                                64k INCORPORATED
                      (a company in the development stage)

                         NOTES TO FINANCIAL STATEMENTS

                                     -------


 2.  Summary of Significant Accounting Policies, continued:

        CONCENTRATION OF CREDIT RISK:

        The Company's cash and cash equivalents at May 31, 1997 are maintained at one financial institution.

        INCOME TAXES:

        The Company accounts for income taxes under the liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

        NET LOSS PER SHARE:

        The net loss per share is computed using the weighted number of shares of common stock outstanding. Common equivalent shares from preferred stock are excluded from the computation as their effect is anti-dilutive.

        FAIR VALUE OF FINANCIAL INSTRUMENTS:

        Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts payable and accrued expenses approximate fair value due to their short maturities.

        RESEARCH AND DEVELOPMENT EXPENDITURES

        Costs related to research, design and development of products are charged to research and development expense as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. The Company has not capitalized any software development costs as technological feasibility has not been established for any of its planned products.


                                   Continued

                                64K INCORPORATED
                      (a company in the development stage)

                         NOTES TO FINANCIAL STATEMENTS

                                     -------


 3.  Property and Equipment:

     At May 31, 1997, property and equipment consists of the following:

               Computer software and equipment       $ 49,920
               Office equipment                         1,335
                                                     --------
                                                       51,255
               Less accumulated depreciation           (7,747)
                                                     --------
                                                     $ 43,508
                                                     ========



 4.  Stockholders' Deficit:

        COMMON STOCK:

        The Company has sold 2,409,639 shares of common stock to employees under restricted stock purchase agreements subject to the Company's right of repurchase, which lapses ratably over two years. Certain of these shares were purchased through promissory notes at purchase prices of $0.01 and $0.10 per share. Interest is due on the notes at a rate of 6% per annum and is payable annually. At May 31, 1997, 1,807,229 shares of common stock are subject to the Company's right of repurchase.

        Under the restricted stock purchase agreements, the Company has retained the right of first refusal in the event that a stockholder proposes to sell, assign, pledge, encumber, transfer or otherwise dispose of any of their vested shares. If the Company elects to purchase the offered shares, it shall pay consideration no less favorable in price and material terms and conditions than are included in the stockholder's proposed transfer or disposition.


 5.  Mandatorily Redeemable Convertible Preferred Stock:

        GENERAL:

        Under the Company's Articles of Incorporation, the Company's mandatorily redeemable convertible preferred stock are issuable in series and the Company's Board of Directors is authorized to determine the rights, preferences and terms of each series.

                                   Continued

                                64k INCORPORATED
                      (a company in the development stage)

                         NOTES TO FINANCIAL STATEMENTS

                                     -------

 5.  Mandatorily Redeemable Convertible Preferred Stock, continued:

        SERIES A PREFERRED STOCK:

             Dividends:

             The holders of Series A preferred stock are entitled to receive dividends, when and as declared by the Board of Directors, out of any funds legally available, prior to and in preference to any declaration or payment of any dividend on the common stock of the Company, at the rate of $0.145 per share per year. No dividends or other distributions shall be made with respect to the common stock until all dividends on the preferred stock have been paid or set apart. Such dividends on the preferred stock shall not be cumulative and no right to such dividends shall accrue unless declared by the Board of Directors. No dividends have been declared to date. The holders of preferred stock have certain registration rights.

             Liquidation:

             In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of shares of common stock, an amount per share equal to the sum of $1.45, for each outstanding share of Series A preferred stock (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends on such shares. If upon the occurrence of such event, the assets and funds distributed among the holders of the preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Company legally available for distribution are to be distributed first ratably among the holders of the Series A preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                                   Continued

                                64k INCORPORATED
                      (a company in the development stage)

                         NOTES TO FINANCIAL STATEMENTS

                                     -------


 5.  Mandatorily Redeemable Convertible Preferred Stock, continued:

        SERIES A PREFERRED STOCK, continued:

             Liquidation, continued:

             After payment has been made to the holders of Series A preferred stock of their preference amount, any remaining assets and funds are to be distributed ratably among the holders of common and Series A preferred stock based on the number of shares of common stock held by each stockholder (assuming for such purpose the conversion of Series A preferred into common) until such time as the holders of preferred stock have received an additional $2.90 per share of preferred. Thereafter, all remaining assets of the Company shall be distributed to the holders of the common stock in proportion to the number of shares of common stock held by each. The merger or consolidation of the Company with or into another corporation or sale of substantially all of the assets of the Company is treated as a liquidation.

             Voting:

             The holder of each share of Series A preferred stock is entitled to voting rights equal to the number of shares of common stock into which each share of Series A preferred stock could be converted into at the record date for a vote or consent of stockholders.

             Conversion:

             Each share of preferred stock, at the option of the holder, is convertible into the number of fully paid and nonassessable shares of common stock which results from dividing the conversion price per share in effect for the shares of preferred stock at the time of conversion into the per share conversion value of such shares. The initial conversion price per share and initial per share conversion value of Series A preferred stock is $1.45. The initial conversion price of Series A preferred stock is subject to adjustment from time to time, as described in the Company's Articles of Incorporation. The number of shares of common stock into which a share of a series of preferred stock is convertible is referred to as the conversion rate of such series.


                                   Continued

                                64k INCORPORATED
                      (a company in the development stage)

                         NOTES TO FINANCIAL STATEMENTS

                                     -------




 5.  Mandatorily Redeemable Convertible Preferred Stock, continued:

        SERIES A PREFERRED STOCK, continued:

             Conversion, continued

             Conversion is automatic at the then effective conversion rate immediately upon (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of common stock in which the public offering price equals or exceeds $5.25 per share (adjusted to reflect subsequent dividends, splits or recapitalization) and the aggregate offering price is not less than $10,000,000, and (ii) the written consent of the holders of not less than a majority of the then outstanding preferred stock, voting on an "as converted" basis.

             Redemption:

             The Company shall redeem all outstanding shares of Series A preferred stock if at any time before October 8, 2001 it receives a written request from the holders of at least a majority of all then outstanding shares of Series A preferred stock. The preferred shares will be redeemed in three phases at a price of $1.45 per share as follows:

                 (i) Within 90 days after October 8, 2001, the Company will redeem 1/3 of the then outstanding shares of Series A preferred stock.

                 (ii) Within 90 days after October 8, 2002, the Company will redeem 1/2 of the then outstanding shares of Series A preferred stock.

                 (iii) Within 90 days after October 8, 2003, the Company will redeem all of the then outstanding shares of Series A preferred stock.

             If at any redemption date the Company does not have sufficient funds to complete the redemption, the Company will redeem, on a pro-rata basis, the number of shares redeemable with the available funds. Any shares not redeemed at the appropriate redemption date will be carried forward to the next redemption date and will continue to have the same dividend and preference rights until redeemed.

                                   Continued

                                64k INCORPORATED
                      (a company in the development stage)

                         NOTES TO FINANCIAL STATEMENTS

                                     -------



 5.  Mandatorily Redeemable Convertible Preferred Stock, continued:

        SERIES A PREFERRED STOCK, continued:

             Protective Provisions:

             As long as a minimum of 206,896 shares of Series A preferred stock are outstanding (as adjusted for stock splits, recombinations or similar events) the Company cannot materially change any of the terms of the Company's Articles of Incorporation or Bylaws, the Series A preferred stock purchase agreement, effect any merger or consolidation of the Company into or with another entity, or sell all or substantially all of the Company's assets without the written approval of the holder's of a majority of the outstanding shares of Series A preferred stock.

             Voting Trust Agreement:

             For a period of thirty months beginning on October 8, 1996, all outstanding shares of Series A preferred stock will be held in a trust account which allows the trustee (an employee) to vote the shares transferred into the trust for the purposes of (i) any reorganization of the Company such as a merger or consolidation of the Company into or with another entity and (ii) any amendment of the Company's Articles of Incorporation solely for the purpose of designating one or more series of preferred stock with rights preferences and privileges that are junior to or on parity with the Series A preferred stock. With respect to any such matters, the Trustee will vote these shares in the same proportion as all other votes cast by the stockholders of the Company. For all other purposes, the holders of Series A preferred stock retain their voting, dividend and other rights and privileges.

             The Trust will terminate at the end of the thirty month period or in accordance with other terms of the Voting Trust Agreement such as on the date of an initial public offering, the merger or consolidation of the Company into or with another entity, or when the Trust is no longer the owner of at least 100,000 shares of Series A preferred stock.

             Merger Option Agreement:

             As part of its sale of Series A preferred stock to Verity, Inc. (Verity), the Company has granted to Verity an option to acquire all of the outstanding shares of common stock of the Company for a cash purchase price of $3.5 million. The Option is exercisable at any time during the sixty days following the completion of a software development agreement between Verity and the Company.

                                64k INCORPORATED
                      (a company in the development stage)

                         NOTES TO FINANCIAL STATEMENTS

                                     -------


 6.  Income Taxes:

     At May 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $404,000. The operating loss carryforwards expire in 2012 and 2005 for federal and state tax purposes, respectively, if not utilized.

     For federal and state tax purposes, a portion of the Company's net operating loss carryforwards may be subject to certain limitations on annual utilization in case of a change in ownership, as defined by federal and state tax law.

     Temporary differences which give rise to significant portions of deferred tax assets and liabilities at May 31, 1997 are as follows:



               Deferred tax assets:
                  Net operating loss carry forwards       $ 163,000

               Valuation allowance                         (163,000)
                                                          ---------

                                                          $       -
                                                          =========

     The Company has established a 100% valuation allowance against its deferred tax asset due to the uncertainty of the ultimate realization of this asset.


 7.  Acquisition by Verity, Inc.:

     On May 31, 1997, Verity, Inc. exercised its merger option and acquired all of the outstanding stock of the Company for a cash purchase price of $3.5 million and the assumption of all outstanding liabilities.